Exhibit 99.1

Runway Growth Finance Corp.

Provides Fourth Quarter 2024 Portfolio Update

•	Completed Seven Investments in New and Existing Portfolio Companies Representing $154 Million in Funded Loans

MENLO PARK, Calif., January 16, 2025—Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today provided an operational and portfolio update for the fourth quarter ended December 31, 2024.

“Runway Growth closed out 2024 with seven investments in new and existing portfolio companies in the high growth, target sectors of technology, healthcare and consumer services,” said David Spreng, Founder and CEO of Runway Growth. “Our underlying borrowers generally continue to perform well, driving strength in our existing portfolio. Looking ahead, we are focused on expanding and diversifying our financing solutions. Runway Growth Capital LLC, the investment adviser to Runway Growth, is on track to close its proposed business combination with BC Partners in the first quarter of 2025, and we are positioned to leverage our combined scale and resources to accelerate originations. Our team is energized as we seek to capitalize on attractive investment opportunities that we believe will benefit our shareholders with enhanced growth drivers for long-term returns.”

Originations

In the fourth quarter of 2024, Runway Growth funded seven investments: two investments in new portfolio companies and five investments in existing portfolio companies. These include:

•	Completion of a new $41 million investment to existing portfolio company VTX Holdings, LLC dba VertexOne (“VertexOne”), funding the full $41 million at close, which refinanced VertexOne’s existing senior term loan;
•	Completion of a new $40 million investment to existing portfolio company Brivo Systems, LLC (“Brivo”), funding the full $40 million at close, which refinanced Brivo’s existing senior term loan;
•	Completion of a new $43.0 million investment to Piano Software, Inc. (“Piano”), funding the full $43.0 million at close. Piano is a global leader in digital experience management, customer journey orchestration, and advanced analytics;
•	Completion of a new $26.7 million investment to Hurricane CleanCo Limited (“Hurricane CleanCo”), funding the full $26.7 million at close. Hurricane CleanCo operates an integrated merchant acquiring and payment processing platform focused on SMB and Enterprise merchants; and
•	Completion of follow-on investments with an aggregate amount of $3.3 million to three existing portfolio companies.

Liquidity Events

During the fourth quarter ended December 31, 2024, Runway Growth experienced the following liquidity events:

•	Full principal repayment of the Company’s senior secured term loan to VertexOne of $91.7 million;
•	Full principal repayment of the Company’s senior secured term loan to Brivo of $32.3 million;
•	Full principal repayment of the Company’s senior secured term loan to Predactiv, Inc. (fka Sharethis, Inc.) of $18.5 million;
•	Full principal repayment of the Company’s senior secured term loan to Betterment Holdings, Inc. of $8.0 million;
•	Partial principal repayment of the Company’s senior secured term loan to FiscalNote Holdings, Inc. of $2.1 million;
•	Other scheduled principal amortization of $2.4 million; and
•	During the fourth quarter, the Company liquidated its holdings in Dtex Systems, Inc. preferred stock for total proceeds of $1.9 million.

Portfolio Construction and Management

Runway Growth is a credit-first organization, carefully structured to focus on what it believes to be the highest quality, late-stage companies in the venture debt market. The Company seeks to uphold industry-leading investment standards as well as disciplined underwriting and monitoring of its portfolio. Runway Growth is positioned as a preferred lender in the venture debt space, supporting and working closely with companies to help them reach their full growth potential. Since inception, the Company has focused on the fastest growing sectors of the economy, including healthcare, technology and select consumer services and products industries.

As of December 31, 2024, the Runway Growth portfolio included 47 debt investments to 32 portfolio companies and 88 equity investments in 53 portfolio companies, including 28 portfolio companies where Runway Growth holds both a debt and equity investment. Investments were comprised of late and growth-stage businesses in the technology, healthcare and consumer services and products industries. Runway Growth’s normal business operations include frequent communication with portfolio companies.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 and led by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Important Disclosures

Strategies described involve special risks that should be evaluated carefully before a decision is made to invest. Not all of the risks and other significant aspects of these strategies are discussed herein. Please see a more detailed discussion of these risk factors and other related risks in the Company’s most recent annual report on Form 10-K in the section entitled “Risk Factors”, which may be obtained on the Company’s website, www.runwaygrowth.com, or the SEC’s website, www.sec.gov.

IR Contacts:

Taylor Donahue, Prosek Partners, rway@prosek.com

Thomas B. Raterman, Chief Financial Officer and Chief Operating Officer, tr@runwaygrowth.com